EXHIBIT 11.1






                           ALTANA AKTIENGESELLSCHAFT

                                CODE OF ETHICS
 FOR THE  MEMBERS OF THE COMPANY'S MANAGEMENT BOARD, ITS PRINCIPAL ACCOUNTING
                          OFFICER AND OTHER OFFICERS

       The Audit Committee of the Supervisory Board of ALTANA Aktiengesellschaft (the "Company") has developed and adopted this Code of Ethics (the "Code") applicable to the members of the Management Board, namely its Chief Executive Officer, its Chief Financial Officer, the Head of the Pharmaceutical Division and the Head of the Chemical Division as well as to its Principal Accounting Officer and further to the Chief Financial Officer of each of ALTANA's two divisions (the "Covered Officers").

     The purpose of this Code is to promote

     -  honest and ethical conduct;

     -  the avoidance of conflicts of interest;

     -  full, fair, accurate, timely and understandable disclosure;

     -  compliance with applicable governmental laws, rules and regulations;

     -  the prompt internal reporting of violations of this Code; and

     -  accountability for adherence to this Code.



I. HONEST AND ETHICAL CONDUCT

       Each Covered Officer owes a duty to the Company to act with the highest sense of integrity. Integrity requires, among other things, being honest and candid within the constraints of Company confidentiality and adhering to a high standard of business ethics. Deceit and subordination of principle are inconsistent with integrity.



II. AVOIDANCE OF CONFLICTS OF INTEREST

       Each Covered Officer owes a duty to the Company to advance the Company's business interests, consistent with applicable law and this Code of Ethics whenever the opportunity to do so arises and not to let personal gain or advantage interfere with the performance of his or her duties towards the Company.

       A "conflict of interest" occurs when a Covered Officer's private interest interferes or appears to interfere with the interests of the Company. Any situation that would present a conflict of interest for a Covered Officer would likely also present a conflict if it relates to a member of his or her family. For example, a conflict of interest may arise when a Covered Officer takes actions or has interests that make it difficult to perform his or her work objectively and effectively or when a Covered Officer, or a member of his or

                                                                   EXHIBIT 11.1



her family, receives improper personal benefits as a result of the Covered Officer's position in the Company.

       Conflicts of interest should be avoided and are prohibited as a matter of Company policy, unless they have been approved by the Company's Audit Committee. If a Covered Officer becomes aware of a conflict of interest or any material transaction or relationship that reasonably could be expected to give rise to such a conflict, he or she is required to promptly discuss the matter with the chairman of the Company's Audit Committee and, unless the conflict is approved, to take all action necessary or appropriate to resolve the conflict.

       Examples of clear conflict of interest situations that should always be raised with the chairman of the Company's Audit Committee include the following:

      -  any significant ownership interest in any supplier or customer;

      - any consulting or employment relationship with any supplier, customer or competitor;

      - any outside business activity that detracts from a Covered Officer's ability to devote appropriate time and attention to his or her responsibilities with the Company;

      - the receipt of not insignificant gifts from any company with which the Company has current or prospective business dealings;

      - being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member of a Covered Officer; and

      - selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so buy or sell.

III. FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

       Each Covered Officer is required to (1) be familiar with the disclosure requirements applicable to the Company in Germany and the United States as well as the business and financial operations of the Company, and (2) be familiar and comply with the Company's disclosure controls and procedures applicable to him or her, so that the Company's reports and other documents filed with, or submitted to, securities regulators in Germany or the United States, including the U.S. Securities and Exchange Commission (the "SEC"), comply in all material respects with the applicable securities laws and related rules and regulations.

                                                                   EXHIBIT 11.1



       In the performance of his or her duties, each Covered Officer is prohibited from knowingly misrepresenting facts or causing others to misrepresent facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations. A Covered Officer will be considered to have misrepresented facts if, among others, he or she (1) makes, or permits or directs others to make, materially false or misleading entries in the financial statements or records of the Company or any of its subsidiaries;
(2) fails to correct materially false or misleading financial statements or records; (3) signs, or permits another to sign, a document containing materially false or misleading information; or (4) falsely responds, or fails to respond, to inquiries by the Company's auditors.

       The Covered Officers, among others, have a supervisory role with respect to the Company's regulatory filings and submissions and other public communications concerning its general business, results of operations, financial condition and prospects. Adequate supervision includes (1) properly reviewing and critically analyzing proposed disclosure for accuracy and completeness  (or, where appropriate, delegating  this  task  to  others),  and
(2) to the extent appropriate, consulting with other Company officers and employees, with the goal of making full, fair, accurate, timely and understandable disclosure. In doing so, each Covered Officer is required to observe both the form and the spirit of all applicable laws, governmental rules and regulations, and accounting standards.


IV. COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS

       It is the Company's policy to comply with all governmental laws, rules and regulations applicable to its business. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by these laws, rules and regulations, and in particular, those relating to accounting and auditing matters.


V. PROMPT INTERNAL REPORTING OF VIOLATIONS OF THE CODE

       The Company's Audit Committee is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any particular situation. A Covered Officer who becomes aware of any existing or potential violation of this Code is required to notify the chairman of the Company's Audit Committee promptly. Failure to do so is itself a violation of this Code. To encourage reporting of violations, the Company will not retaliate, or permit retaliation, for reports made in good faith.

                                                                   EXHIBIT 11.1



VI. ACCOUNTABILITY FOR ADHERENCE TO THE CODE

       The  Company's  Audit  Committee  shall  take  all action  it  considers appropriate to investigate any reported violations of this Code. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with the Company's Audit Committee. In doing so, the Company will follow the following procedures:

       - Violations and potential violations will be reported to the Company's Audit Committee.

       - The Company's Audit Committee will investigate all violations or potential violations reported to it, and, in doing so, may use the assistance of the Company's General Counsel.

       - If the Company's Audit Committee determines that a material violation has occurred, it will inform the Supervisory Board. Otherwise the Audit Committee will consider whether, in light of all relevant facts and circumstances, the violation warrants disciplinary or preventive action and, if so, will take such measures as it deems appropriate.

       - Upon being notified that a material violation has occurred, the Supervisory Board will cause the Management Board to take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the appropriate law enforcement authorities.

       - Any changes to or waivers of this Code will, to the extent required, be promptly disclosed as provided by the rules and regulations applicable to the Company.